ARC Reports Growth in Overall Sales and Improvements in Gross Margin for Q2 2024

SAN RAMON, CA – (August 7, 2024) – ARC Document Solutions, Inc. (NYSE: ARC), a leading provider of digital printing and document-related services, today reported its financial results for the second quarter ended June 30, 2024.

Financial Highlights:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(All dollar amounts in millions, except EPS)	2024	2023	2024	2023
Net sales	$75.1	$72.4	$145.9	$141.3
Gross margin	35.1%	34.8%	33.7%	34.0%
Net income attributable to ARC	$3.2	$4.0	$5.6	$6.0
Adjusted net income attributable to ARC	$3.3	$4.1	$5.9	$6.2
Earnings per share - diluted	$0.07	$0.09	$0.13	$0.14
Adjusted earnings per share - diluted	$0.08	$0.09	$0.14	$0.14
Cash provided by operating activities	$6.4	$10.3	$10.1	$14.2
EBITDA	$9.1	$10.6	$17.0	$18.8
Adjusted EBITDA	$9.8	$11.1	$18.3	$19.8
Capital expenditures	$3.8	$2.2	$6.9	$4.5
Debt & finance leases (including current)			$59.9	$62.8

Management Commentary:
“The execution of our strategic objectives were, once again, responsible for our success in the second quarter, despite uncertain business conditions caused by the high interest rates and the weakness in commercial construction due to excess supply,” said Suri Suriyakumar, Chairman and CEO of ARC Document Solutions. “While we expect these conditions to continue in the second half of the year, we remain focused on our long-term objectives during these difficult market conditions.”
“Our digital color print services have been the key drivers of our success in Q2, and we are optimistic about delivering continued strong sales results in the coming quarters,” said Dilo Wijesuriya, President and COO. “The transformation initiatives we implemented several years ago are proving successful, as evidenced by our results.”

“Sales were strong in the period, and we reversed the year-over-year decline in gross margin we experienced in the first quarter,” said Jorge Avalos, Chief Financial Officer. “A number of large projects were completed in the last month of the second quarter, pushing collections into Q3, which temporarily muted our operating cash flow performance. We are confident that cash flows will improve in the third and fourth quarters, just as they did last year.”

2024 Second Quarter Supplemental Information:
Net sales were $75.1 million, a 3.8% increase compared to the second quarter of 2023.
Cash & cash equivalents on the consolidated balance sheet in the second quarter 2024 were $49.9 million.
ARC’s next quarterly cash dividend of $0.05 will be paid on August 30, 2024 with a record date of July 31, 2024.
Days sales outstanding were 50 in Q2 2024 and 48 in Q2 2023.
The number of MPS locations have declined slightly year over year to approximately 10,400 as of June 30, 2024, representing a net decrease of approximately 150 locations compared to June 30, 2023.

Net Revenue

In millions	2Q 2024	1Q 2024	FYE 2023	4Q 2023	3Q 2023	2Q 2023
Total net revenue	$75.1	$70.8	$281.2	$68.9	$71.1	$72.4
In the second quarter 2024, net sales increased 3.8%, compared to the same period in 2023. The increase in net sales was primarily driven by the growth of sales in Digital Printing and Scanning and Digital Imaging sales. Growth for the period was partially offset by a small decline in MPS sales.
Revenue by Business Lines

In millions	2Q 2024 (1)	1Q 2024	FYE 2023	4Q 2023	3Q 2023 (1)	2Q 2023
Digital Printing	$46.8	$42.7	$170.1	$40.9	$43.5	$44.2
MPS	$18.7	$18.6	$74.8	$18.2	$18.6	$19.0
Scanning and Digital Imaging	$5.7	$5.7	$20.3	$5.5	$5.0	$5.3
Equipment and supplies	$4.0	$3.8	$16.0	$4.3	$3.9	$3.9
1.Column does not foot due to rounding.
In the second quarter 2024, Digital Printing sales increased 5.8% compared to prior year. Year-over-year sales saw healthy increases in digital color graphic printing from new and existing customers. This growth was partially offset by a decrease in digital plan printing sales which we continue to attribute to less construction activity and subsequent lower spending due to high interest rates.
In the second quarter 2024, MPS sales decreased 1.2% year-over-year. MPS sales have remained in a narrow band between $18 million to $19 million per quarter for more than two years, strongly implying fewer employees in the workplace will continue to constrain onsite print volumes relative to historical averages.
In the second quarter 2024, Scanning and Digital Imaging sales increased 7.4% year-over-year. The increase in sales of our Scanning and Digital Imaging services continues to be driven by growing demand for paper-to-digital document conversions and digital archives to replace long-term warehoused paper document storage. We believe that demand for our Scanning and Digital Imaging services will continue to grow in the future.
In the second quarter 2024, Equipment and Supplies sales increased 1.4% year-over-year. Equipment and Supplies sales remained relatively flat year-over-year, as buying habits have stabilized as customers have adjusted to a high interest rate environment.
Gross Profit

In millions unless otherwise indicated	2Q 2024	1Q 2024	FYE 2023	4Q 2023	3Q 2023	2Q 2023
Gross profit	$26.4	$22.8	$94.4	$22.2	$24.1	$25.2
Gross margin	35.1%	32.2%	33.6%	32.2%	34.0%	34.8%
In the second quarter 2024, gross profit and gross margin were $26.4 million, and 35.1%, respectively, a year-over-year margin increase of 30 basis points driven by the increase in sales, and our ability to leverage our work force and overhead costs.
Selling, General and Administrative Expenses

In millions	2Q 2024	1Q 2024	FYE 2023	4Q 2023	3Q 2023	2Q 2023
Selling, general and administrative expenses	$21.3	$19.1	$76.3	$18.6	$19.3	$19.0
Selling, general and administrative expenses increased by $2.3 million or 12.2% year-over-year. The increase is primarily due to greater commissions based on a higher level of sales, as well as continuing investments in sales staff and marketing initiatives. Of note, selling, general and administrative expenses for the three months ended June 30, 2024 also include $0.9 million in costs related to the previously disclosed take-private proposal summarized below under “Non-Binding Proposal.”

Net Income and Earnings Per Share

In millions unless otherwise indicated	2Q 2024	1Q 2024	FYE 2023	4Q 2023	3Q 2023	2Q 2023
Net income attributable to ARC – GAAP	$3.2	$2.5	$8.2	$(0.9)	$3.2	$4.0
Adjusted net income attributable to ARC	$3.3	$2.6	$11.8	$2.4	$3.2	$4.1

Earnings per share attributable to ARC
Diluted EPS – GAAP	$0.07	$0.06	$0.19	$(0.02)	$0.07	$0.09
Adjusted diluted EPS	$0.08	$0.06	$0.27	$0.05	$0.07	$0.09
Year-over-year net income attributable to ARC and earnings per share decreased during the second quarter of 2024. The decrease was driven primarily by higher selling, general and administrative expenses, as described above.
Cash Provided by Operating Activities

In millions	2Q 2024	1Q 2024	FYE 2023	4Q 2023	3Q 2023	2Q 2023
Cash provided by operating activities	$6.4	$3.7	$36.6	$13.7	$8.7	$10.3
The year-over-year decrease in cash flows from operations during the second quarter of 2024 was primarily due to timing of receivable collections resulting from of an increase in sales occurring later in the period.
EBITDA

In millions	2Q 2024	1Q 2024	FYE 2023	4Q 2023	3Q 2023	2Q 2023
EBITDA	$9.1	$7.9	$31.9	$3.7	$9.4	$10.6
Adjusted EBITDA	$9.8	$8.6	$38.1	$8.3	$10.0	$11.1
Year-over-year EBITDA and Adjusted EBITDA decreased due to higher selling, general and administrative expenses, as described above.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Sales from Services and Product Lines as a Percentage of Net Sales	2024	2023	2024	2023
Digital Printing	62.3%	61.1%	61.3%	60.5%
MPS	24.9%	26.2%	25.6%	26.9%
Scanning and Digital Imaging	7.5%	7.3%	7.8%	7.0%
Equipment and supplies sales	5.3%	5.4%	5.3%	5.6%
Non-Binding Proposal
As previously disclosed, we received a non-binding proposal on April 8, 2024 from our Chairman and Chief Executive Officer, Kumarakulasingam Suriyakumar, outlining Mr. Suriyakumar’s intent to explore and evaluate a potential acquisition of all of the outstanding shares of our common stock, $0.001 per share (“common stock”), not already owned by Mr. Suriyakumar in a going-private transaction at a purchase price of $3.25 per share in cash (the “Proposed Transaction”). On June 27, 2024, Mr. Suriyakumar, Dilantha Wijesuriya, our President and Chief Operating Officer, Jorge Avalos, our Chief Financial Officer, Rahul Roy, our Chief Technology Officer, Sujeewa Sean Pathiratne, a private investor, and certain entities affiliated with such persons (collectively, the “Acquisition Group”) agreed in principle that they will work with each other to negotiate and consummate the Proposed Transaction. The Acquisition Group currently beneficially owns approximately 19.6% of our outstanding shares of common stock.

In response to the proposal, on April 8, 2024, a special committee of our board of directors consisting entirely of independent, disinterested directors (the “Special Committee”) was formed to review and evaluate the Proposed Transaction. The Special Committee continues to carefully consider the Proposed Transaction with the assistance of its independent financial and legal advisors. No assurances can be given regarding the terms and details of any transaction, that any proposal made by the Acquisition Group regarding a transaction will be accepted by the Special Committee, that definitive documentation relating to any such transaction will be executed, or that a transaction will be consummated in accordance with that documentation, if at all.

Teleconference and Webcast
ARC Document Solutions will hold a conference call with investors and analysts on Wednesday, August 7, 2024, at 2 P.M. Pacific Time (5 P.M. Eastern Time) to discuss results of the Company’s second quarter of 2024. To access the live conference call outlining ARC’s 2024 second quarter results, dial (800) 715-9871. International callers may join the conference by dialing +1 (646) 307-1963. The conference code is 1511143 and will be required to dial into the call. A live webcast will also be made available at: https://events.q4inc.com/attendee/383771751 or on the Company's investor relations website at http://ir.e-arc.com. A replay of the webcast will be available on the website following the call's conclusion.

About ARC Document Solutions (NYSE: ARC)
ARC partners with top brands around the world to tell their stories through visually compelling graphics. We use advanced digital printing technology, sustainable materials, and innovative techniques to bring their vision to life. ARC also provides other digital printing and scanning services to a wide variety of industries all over North America and in select markets around the world. Follow ARC at www.e-arc.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company, and on the Company’s operations. Words and phrases such as, “conditions to continue in the second half of the year,” “focused on our long-term objectives” and “optimistic about delivering continued strong sales results in the coming quarters,” and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, digital printing industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the section titled "Part I - Item 1A. Risk Factors" of ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	June 30,	December 31,
Current assets:	2024	2023
Cash and cash equivalents	$49,911	$56,093
Accounts receivable, net of allowances for accounts receivable of $1,823 and $1,857	41,516	35,775
Inventory	9,218	8,818
Prepaid expenses	4,943	3,988
Other current assets	4,410	3,978
Total current assets	109,998	108,652
Property and equipment, net of accumulated depreciation of $226,206 and $229,122	42,840	40,925
Right-of-use assets from operating leases	34,253	32,838
Goodwill	121,051	121,051
Other intangible assets, net	138	162
Deferred income taxes	2,405	4,383
Other assets	1,896	2,113
Total assets	$312,581	$310,124
Current liabilities:
Accounts payable	$26,667	$24,175
Accrued payroll and payroll-related expenses	8,897	9,401
Accrued expenses	18,010	18,787
Current operating lease liabilities	10,325	9,924
Current portion of finance leases	7,431	8,870
Total current liabilities	71,330	71,157
Long-term operating lease liabilities	28,401	27,357
Long-term debt and finance leases	52,457	53,366
Deferred income taxes	254	52
Other long-term liabilities	2,442	2,467
Total liabilities	154,884	154,399
Commitments and contingencies
Stockholders’ equity:
ARC Document Solutions, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 53,111 and 52,526 shares issued and 43,248 and 42,783 shares outstanding	53	52
Additional paid-in capital	137,888	136,460
Retained earnings	45,522	44,144
Accumulated other comprehensive loss	(4,514)	(4,200)
	178,949	176,456
Less cost of common stock in treasury, 9,863 and 9,743 shares	22,727	22,390
Total ARC Document Solutions, Inc. stockholders’ equity	156,222	154,066
Noncontrolling interest	1,475	1,659
Total equity	157,697	155,725
Total liabilities and equity	$312,581	$310,124

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net sales	$75,114	$72,350	$145,906	$141,268
Cost of sales	48,726	47,174	96,711	93,167
Gross profit	26,388	25,176	49,195	48,101
Selling, general and administrative expenses	21,342	19,013	40,413	38,495
Amortization of intangible assets	10	10	20	21
Income from operations	5,036	6,153	8,762	9,585
Other income, net	(35)	(15)	(71)	(26)
Interest expense, net	331	447	641	903
Income before income tax provision	4,740	5,721	8,192	8,708
Income tax provision	1,605	1,734	2,693	2,894
Net income	3,135	3,987	5,499	5,814
Loss attributable to the noncontrolling interest	24	31	113	144
Net income attributable to ARC Document Solutions, Inc. stockholders	$3,159	$4,018	$5,612	$5,958
Earnings per share attributable to ARC Document Solutions, Inc. stockholders
Basic	$0.07	$0.09	$0.13	$0.14
Diluted	$0.07	$0.09	$0.13	$0.14
Weighted average common shares outstanding:
Basic	42,342	42,801	42,267	42,673
Diluted	43,067	43,614	43,061	43,679

ARC Document Solutions, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Cash flows from operating activities
Net income	$3,135	$3,987	$5,499	$5,814
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for credit losses	59	131	156	229
Depreciation	3,954	4,363	7,994	9,015
Amortization of intangible assets	10	10	20	21
Amortization of deferred financing costs	18	16	35	32
Stock-based compensation	691	529	1,342	1,023
Deferred income taxes	1,429	1,583	2,270	2,545
Deferred tax valuation allowance	(180)	6	(121)	49
Other non-cash items, net	(280)	(82)	(335)	(157)
Changes in operating assets and liabilities:
Accounts receivable	(3,718)	920	(6,004)	222
Inventory	49	260	(446)	(323)
Prepaid expenses and other assets	1,418	1,284	3,829	4,542
Accounts payable and accrued expenses	(193)	(2,678)	(4,146)	(8,859)
Net cash provided by operating activities	6,392	10,329	10,093	14,153
Cash flows from investing activities
Capital expenditures	(3,844)	(2,241)	(6,919)	(4,496)
Other	152	99	218	191
Net cash used in investing activities	(3,692)	(2,142)	(6,701)	(4,305)
Cash flows from financing activities
Proceeds from stock option exercises	24	45	28	1,081
Proceeds from issuance of common stock under Employee Stock Purchase Plan	27	31	59	60
Share repurchases	(282)	(1,691)	(337)	(1,808)
Payments on finance leases	(2,363)	(3,011)	(4,915)	(6,194)
Borrowings under revolving credit facilities	40,000	40,000	80,000	82,000
Payments under revolving credit facilities	(40,000)	(40,000)	(80,000)	(82,000)
Payment of deferred financing costs	—	(23)	—	(23)
Dividends paid	(2,111)	(2,145)	(4,219)	(4,267)
Net cash used in financing activities	(4,705)	(6,794)	(9,384)	(11,151)
Effect of foreign currency translation on cash balances	(113)	(130)	(190)	(192)
Net change in cash and cash equivalents	(2,118)	1,263	(6,182)	(1,495)
Cash and cash equivalents at beginning of period	52,029	49,803	56,093	52,561
Cash and cash equivalents at end of period	$49,911	$51,066	$49,911	$51,066
Supplemental disclosure of cash flow information
Noncash investing and financing activities
Finance lease obligations incurred	$1,499	$997	$2,605	$2,482
Operating lease obligations incurred	$2,228	$1,010	$6,463	$4,375

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Service sales
Digital Printing	$46,766	$44,218	$89,491	$85,597
MPS	18,728	18,958	37,312	37,974
Scanning and Digital Imaging	5,651	5,260	11,322	9,854
Total service sales	71,145	68,436	138,125	133,425
Equipment and Supplies Sales	3,969	3,914	7,781	7,843
Total net sales	$75,114	$72,350	$145,906	$141,268

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Cash flows provided by operating activities	$6,392	$10,329	$10,093	$14,153
Changes in operating assets and liabilities	2,444	214	6,767	4,418
Non-cash expenses, including depreciation and amortization	(5,701)	(6,556)	(11,361)	(12,757)
Income tax provision	1,605	1,734	2,693	2,894
Interest expense, net	331	447	641	903
Loss attributable to the noncontrolling interest	24	31	113	144
Depreciation and amortization	3,964	4,373	8,014	9,036
EBITDA	9,059	10,572	16,960	18,791
Stock-based compensation	691	529	1,342	1,023
Adjusted EBITDA	$9,750	$11,101	$18,302	$19,814
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income attributable to ARC Document Solutions, Inc.	$3,159	$4,018	$5,612	$5,958
Interest expense, net	331	447	641	903
Income tax provision	1,605	1,734	2,693	2,894
Depreciation and amortization	3,964	4,373	8,014	9,036
EBITDA	9,059	10,572	16,960	18,791
Stock-based compensation	691	529	1,342	1,023
Adjusted EBITDA	$9,750	$11,101	$18,302	$19,814
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc.
Non-GAAP Measures
Reconciliation of net income attributable to ARC Document Solutions, Inc. to unaudited adjusted net income attributable to ARC Document Solutions, Inc.
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income attributable to ARC Document Solutions, Inc.	$3,159	$4,018	$5,612	$5,958
Deferred tax valuation allowance and other discrete tax items	170	33	277	267
Adjusted net income attributable to ARC Document Solutions, Inc.	$3,329	$4,051	$5,889	$6,225

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. stockholders:
Basic	$0.07	$0.09	$0.13	$0.14
Diluted	$0.07	$0.09	$0.13	$0.14
Weighted average common shares outstanding:
Basic	42,342	42,801	42,267	42,673
Diluted	43,067	43,614	43,061	43,679

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. stockholders:
Basic	$0.08	$0.09	$0.14	$0.15
Diluted	$0.08	$0.09	$0.14	$0.14
Weighted average common shares outstanding:
Basic	42,342	42,801	42,267	42,673
Diluted	43,067	43,614	43,061	43,679
See Non-GAAP Financial Measures discussion below.

Non-GAAP Financial Measures
EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, adjusted net income and adjusted earnings per share presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, net income margin, diluted earnings per share or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity. We have presented these measures because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
EBITDA represents net income before interest, taxes, depreciation and amortization. We calculate EBITDA margin by dividing EBITDA by net sales.
We use EBITDA and EBITDA margin to measure and compare the performance of our operating divisions. Our operating divisions’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating divisions. We use EBITDA and EBITDA margin to compare the performance of our operating divisions and to measure performance for determining consolidated-level compensation. In addition, we use EBITDA and EBITDA margin to evaluate potential acquisitions and potential capital expenditures.
EBITDA and EBITDA margin have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:
•They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and EBITDA margin only as supplements.
Our presentation of adjusted net income and adjusted EBITDA is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC stockholders for the three and six months ended June 30, 2024 to reflect the exclusion of changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. We believe this presentation helps facilitate our investors understanding of our results of operations and allows them to make meaningful comparisons of our operating results for the three and six months ended June 30, 2024 against the corresponding periods in 2023. We believe these changes were the result of items which are not indicative of our actual operating performance.
We have presented Adjusted EBITDA for the three and six months ended June 30, 2024 to exclude stock-based compensation expense. We calculated Adjusted EBITDA margin by dividing Adjusted EBITDA by net sales. The adjustment to exclude stock-based compensation expense from EBITDA is consistent with the definition of Adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance and ability to access our credit facility.